Exhibit 99.1

Predictive Oncology Announces $21.34 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

June 14, 2021

MINNEAPOLIS, June 14, 2021 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI) (“Predictive Oncology” or “the Company”), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today announced that it has entered into definitive agreements with several institutional investors for the issuance and sale of an aggregate of 15,520,911 shares of its common stock and warrants to purchase up to an aggregate of 15,520,911 shares of its common stock at a purchase price of $1.375 per share of common stock and related warrant in a registered direct offering priced at-the-market under Nasdaq rules. The warrants have an exercise price of $1.25 per share, will become exercisable upon the Company increasing its authorized capital stock to 200 million shares, and will expire three (3) years following the date the warrants first become exercisable. The closing of the offering is expected to occur on or about June 15, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering are expected to be approximately $21.34 million before deducting placement agent fees and other offering expenses. The Company currently intends to use the net proceeds from the offering for working capital purposes.

The securities described above are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-255582), including a base prospectus previously filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2021 and became effective on May 5, 2021. The offering of such securities will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes. For more information, please visit www.predictive-oncology.com.

Forward-looking Statements

Certain of the matters discussed in this press release contain forward-looking statements that involve material risks to and uncertainties in the Company’s business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include: market and other conditions, the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of net proceeds from the registered direct offering, a variety of other risks and uncertainties including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Landon Capital

Keith Pinder

(404) 995-6671

kpinder@landoncapital.net

Source: Predictive Oncology Inc.